UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 29, 2016 (December 1, 2016)

HEALTHCARE REALTY TRUST INCORPORATED
(Exact Name of Registrant as Specified in Charter)

MARYLAND	001-11852	62-1507028
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3310 West End Avenue, Suite 700, Nashville, Tennessee 37203
(Address of principal executive offices) (Zip Code)

(615) 269-8175
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01        Regulation FD Disclosure
On November 29, 2016, Healthcare Realty Trust Incorporated (the “Company”) entered into definitive agreements to sell three inpatient rehabilitation facilities for an aggregate sale price of approximately $68.1 million. The sale of the properties is expected to close in December 2016.
Total dispositions for 2016 are expected to be approximately $93.0 million at an average capitalization rate of 8.2%, including the three inpatient rehabilitation facilities at an average capitalization rate of 7.6%. The Company’s dispositions in 2016 reflect its continued shift towards outpatient, multi-tenanted properties on leading hospital campuses. In 2006, MOB/outpatient facilities and multi-tenant properties comprised 72% and 55%, respectively, of the Company’s portfolio. Following the sale of the three inpatient rehabilitation facilities, MOB/outpatient facilities and multi-tenant properties will comprise 91% and 84%, respectively.
The Company expects to reinvest the proceeds from the sale of the three facilities in lower-risk, on-campus, multi-tenanted medical office buildings at capitalization rates ranging from 5.5% to 6.0%. The Company anticipates reinvesting the majority of the proceeds by the end of the first quarter of 2017. FFO dilution is expected to be minimal in the fourth quarter and approximately $0.01 per share in the first quarter. Once the proceeds are fully reinvested FFO dilution is estimated to be approximately $0.01 per share per year.
The information included in this Current Report on Form 8-K is deemed “furnished” and not filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE REALTY TRUST INCORPORATED
	By:	/s/ J. Christopher Douglas
J. Christopher Douglas
Executive Vice President and Chief Financial Officer
December 1, 2016